Exhibit 10.1
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 240.24b-2

LICENSE AND TRANSFER AGREEMENT
This LICENSE AND TRANSFER AGREEMENT (this “Agreement”) is made as of August 15, 2017 (the “Effective Date”), by and between TNK Therapeutics, Inc., a Delaware corporation and a majority owned subsidiary of Sorrento Therapeutics, Inc. (“TNK”), Sorrento Therapeutics, Inc. a Delaware corporation (“Sorrento”), and Celularity, Inc., a Delaware corporation (“Celularity”).
WHEREAS, TNK and Celularity are parties to that certain Contribution Agreement dated May 30, 2017 (the “Contribution Agreement”);
WHEREAS, the Contribution Agreement contemplates TNK and Celularity executing an agreement pursuant to which TNK will (a) license to Celularity the Licensed TNK Material (as defined below) and certain related Know-How and (b) will effect a materials transfer to Celularity of the Licensed TNK Material and a transfer of certain specified related clinical data; and
WHEREAS, TNK and Celularity desire to enter into this Agreement to effectuate the license and transfers described above.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I

DEFINITIONS; INTERPRETATION
Section 1.1    Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
“Affiliate” means, as to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” of a Person means (a) the power to vote, directly or indirectly, fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For purposes of this Agreement, (i) TNK and Sorrento shall not be deemed an Affiliate of Celularity and (ii) Celularity shall not be deemed an Affiliate of TNK or Sorrento.
“CAR Patents” means all Patent Rights, other than the Listed Patents, that are Controlled by TNK or Sorrento as of the Effective Date and/or during the term of this Agreement and which would be infringed by the use of a CAR construct expressly specified and depicted in Exhibit A attached hereto, or the particular CAR associated with such CAR construct, in the making, having made, using, selling, or importing of Licensed Products in the Field in the Territory.
“CD38 CAR-T Constructs” means TNK’s proprietary anti-CD38 chimeric antigen receptor (CAR) constructs (CAR-T) and their associated CARs specified and as depicted in Exhibit D and included as Licensed TNK Material.
“CD38 CAR-T Field” means use in (a) the General Field, and (b) adult cells solely for the treatment of multiple myeloma unless TNK exercises its termination rights under Section 6.2(b), in which case the CD38 CAR-T Field thereafter shall mean the General Field other than and expressly excluding any use of or in adult cells for the treatment of multiple myeloma or any other diseases.
“CD38 CAR-T Licensed Product” means a combination of (a) CD38 CAR-T Construct(s) and (b) either (i) placenta-derived cells and/or cord blood-derived cells, or (ii) adult cells unless TNK exercises its termination rights under Section 6.2(b), in which case the CD38 CAR-T Licensed Product thereafter shall mean a combination of (1) CD38 CAR-T Construct(s) and (2) placenta-derived cells and/or cord blood-derived cells.
“Clinical Data” means pre-clinical data for the Licensed TNK Material that is Controlled by TNK as of the Effective Date.
“Commercially Reasonable Efforts” means efforts and the deployment of a quantity and quality of resources consistent with the exercise of diligent efforts and reasonable and prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential, characteristics, and market size by the Party in question.
“Controlled” means, with respect to an item of Know-How or Intellectual Property Rights, Generated Data, Regulatory Materials, contracts, or other rights, the right (whether by ownership or license) to grant the right to use such item of Know-How or to license or sublicense such Intellectual Property Rights, Generated Data, Regulatory Materials, contracts, or other rights pursuant to the terms and conditions of this Agreement without the consent of any third party, without breaching any agreement with a third party, without owing any consideration or royalties to any third party, and without infringing, violating or misappropriating the Intellectual Property Rights of a third party.
“Field” means, with respect to the CD38 CAR-T Licensed Products, the CD38 CAR-T Field and, with respect to the General Licensed Products, the General Field.
“Files for Bankruptcy” shall mean, with respect to a Party, if any of the following events occurs: such Party (a) becomes the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, which is not discharged in its favor with prejudice within thirty (30) days thereafter; (b) makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the recomposition, extension or readjustment of all or substantially all of its obligations; (c) files a petition or other document seeking relief under the United States or foreign bankruptcy laws; or (d) has filed against it, a petition or other document seeking relief under the United States or foreign bankruptcy laws, which is not discharged with prejudice within thirty (30) days thereafter.
“General Field” means use in placenta-derived cells and/or cord blood-derived cells for the treatment of any disease or disorder.
“General Licensed Product” means a combination of (a) Licensed TNK Material (other than any CD38 CAR-T Constructs) and (b) placenta-derived cells and/or cord blood-derived cells.
“Intellectual Property Rights” means and includes all rights of any of the following types anywhere in the world: (a) Patent Rights; (b) (i) copyrights, moral rights, and rights in works of authorship, and (ii) all registrations for any of the forgoing (i); and (c) rights in trade secrets and rights in Know-How (other than those rights subject to clauses (a) or (b) hereof).
“Know-How” means data, technology, trade secrets, inventions, and any other information of any kind whatsoever (including, but not limited to, any pharmacological, biological, chemical, biochemical, manufacturing, business, and financial information), whether patentable or otherwise.
“Knowledge” means, with respect to TNK and Sorrento, as applicable, the actual knowledge of Henry Ji and George Ng as of the Effective Date, without any obligation or duty of investigation.
“Licensed Intellectual Property Rights” means (a) the Licensed Patents and (b) all other Intellectual Property Rights (other than Patent Rights) that are both Controlled by TNK or Sorrento as of the Effective Date and which would be infringed or misappropriated by the development, promotion, and commercialization of the Licensed TNK Material in the Field in the Territory.
“Licensed Know-How” means all Know-How (including Clinical Data) expressly set forth in Exhibit B attached hereto, as such exhibit may be updated from time to time in accordance with the terms hereof, in each case solely to the extent Controlled by TNK or Sorrento as of the Effective Date (or during the term of this Agreement if and to the extent Exhibit B is updated by the Parties) and specific to the Licensed TNK Material in the Field in the Territory.
“Licensed Patents” means the Listed Patents and the CAR Patents.
“Licensed Product” means any CD38 CAR-T Licensed Product and any General Licensed Product.
“Licensed TNK Material” means a copy of each CAR construct and associated CARs expressly specified and depicted in Exhibit A attached hereto, as such exhibit may be updated from time to time in accordance with the terms hereof, in each case solely for use in the Territory for the specified target and, with respect to CD38 CAR-T Constructs and CARs, only for use in the CD38 CAR-T Field and, with respect to all other CAR constructs and CARs, only for use in the General

Field. For the avoidance of doubt, Licensed TNK Materials includes any and all associated CARs listed with the CAR constructs specified and depicted in Exhibit A, but expressly do not include (a) any CAR constructs for any use other than in the CD38 CAR-T Field or the General Field (as applicable), (b) any CAR constructs other than those specifically listed and as depicted in Exhibit A and Exhibit D, (c) any CAR constructs for use in any immortal cell lines, or (d) any CD38 CAR-T Constructs for use in any adult cells after exercise of TNK’s termination rights under Section 6.2(b).
“Listed Patents” means those patents and patent applications listed in Exhibit C to this Agreement.
“New Inventions” means all inventions (and any and all Intellectual Property Rights therein), whether patentable or not, invented in the course of performance of activities contemplated by this Agreement.
“New CD38 Inventions” mean all New Inventions related to or covering CD38 CAR-T Constructs.
“Other Patents” means all Patent Rights, other than the Licensed Patents, that are Controlled by TNK or Sorrento as of the Effective Date and/or during the term of this Agreement and which would be infringed by the making, having made, using, selling, or importing of Licensed Products in the Field in the Territory.
“Party” means TNK, Sorrento, or Celularity, as the case may be.
“Parties” means collectively TNK, Sorrento, and Celularity.
“Patent Rights” means in any country, any and all (a) patents (including, but not limited to, any inventor’s certificate, utility model, petty patent and design patent), including any reissue, re-examination, renewal or extension (including any supplementary protection certificate) of any patent, and any confirmation patent or patent of addition based on any patent, in such country; and (b) patent applications, including any, continuations, continuations-in-part, divisionals, provisionals, continued prosecution application, substitute applications, any other patent application that claims priority from any patent.
“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or a governmental entity.
“Regulatory Approval” means, in any given country, the granting by the Regulatory Authorities in that country of all approvals that are necessary for the manufacturing, distributing, marketing, sale, pricing and reimbursement of a drug product.

“Regulatory Authority” means an agency of any government having the authority to regulate the sale, manufacture, marketing, testing, pricing or payment reimbursement of drugs.
“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority in connection with the research, manufacturing, development, or commercialization of a drug product in a particular country or jurisdiction.
“Territory” means worldwide.
Section 1.2    Interpretation and Rules of Construction. Unless otherwise indicated to the contrary herein by the context or use thereof:
(a)    a capitalized term has the meaning assigned to it;
(b)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;
(c)    the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(d)    the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof;
(e)    references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;
(f)    references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;
(g)    references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder;
(h)    all accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with GAAP;
(i)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and
(j)    all references to “$” will be references to United States Dollars, and with respect to any contract, obligation, liability, claim or document that is contemplated by this Agreement, but denominated in currency other than United States Dollars, the amounts described in such contract, obligation, liability, claim or document will be deemed to be converted into United

States Dollars for purposes of this Agreement based on the noon buying rate in New York, as certified weekly by the Federal Reserve Bank of New York, in effect as of the applicable date of determination.
ARTICLE II

TRANSFER AND LICENSE
Section 2.1    Transfer.
(a)    Within thirty (30) days following the Effective Date, TNK shall provide to Celularity the Licensed TNK Material and the Licensed Know-How that is in TNK’s possession as of the Effective Date. Any Licensed TNK Material not in TNK’s possession as of the Effective Date will be provided to Celularity within a reasonable period of time following its generation by TNK. Additionally, TNK will use Commercially Reasonable Efforts, during the six (6) month period following the Effective Date, during TNKs normal business hours, to provide documentation and answer questions as reasonably requested by Celularity, to assure that all aspects of the transfer of the Licensed TNK Material and the Licensed Know-How occur in a complete and efficient manner. This Section 2.1(a) constitutes TNK’s and Sorrento’s sole obligation with respect to the transfer of any materials or Know-How.
(b)    Celularity agrees to only use the Licensed TNK Material and Licensed Know-How solely for the express purposes set forth in this Agreement. Celularity agrees not to share, provide access to, or disclose the Licensed TNK Material or Licensed Know-How with or to any other Person except to sublicensees and potential successors in interest who are bound by obligations and strictures of confidentiality at least as strict as those contained in this Agreement, and to strictly protect the Licensed TNK Material and Licensed Know-How from unauthorized access and disclosure using the same degree of care that Celularity uses to protect its own like information, but in all cases using at least reasonable care. Celularity agrees to use all Licensed TNK Material and Licensed Know-How in compliance with all applicable laws, rules and regulations including, for example, those relating to research involving the use of human samples or subjects. Celularity may not cause or allow the reverse engineering, disassembly, or decompilation of the Licensed TNK Material or Licensed Know-How. Further, except to the extent expressly and specifically set forth herein, Celularity shall not analyze or allow (and shall prevent) the analysis of the Licensed TNK Materials and Licensed Know-How.
Section 2.2    License Grant. Subject to the terms and conditions of this Agreement, TNK and Sorrento hereby grant to Celularity, a limited, perpetual (subject to termination as set forth in this Agreement), transferable (solely as a part of a permitted assignment pursuant to Section 9.4 hereof), sublicensable (solely as an in the form specified in Section 2.4 hereof), license, under TNK’s and Sorrento’s rights in and to the Licensed Intellectual Property Rights, the TNK IP, and the Joint IP, to (a) research, develop, use, reproduce, modify, and create derivative works of the Licensed Know-How in the Field in the Territory; (b) make, have made, use, sell, offer for sale, import, export, and distribute General Licensed Products in the General Field in the Territory; and (c) make, have made, use, sell, offer for sale, import, export, and distribute CD38 CAR-T Licensed Products in the

CD38 CAR-T Field in the Territory, in all cases solely for Celularity’s internal research purposes and solely in connection its research, development, commercialization, and exploitation of the Licensed Products. Subject to Section 2.1(b), the foregoing license shall include the right under the Licensed Intellectual Property Rights to make and have made the Licensed TNK Material in the Territory, but, with respect to CD38 CAR-T Constructs, only for the CD38 CAR-T Field and, with respect to all other Licensed TNK Material, only for the General Field.
Section 2.3    Exclusivity. Solely with respect to the Listed Patents, the foregoing licenses set forth in Section 2.2 shall be exclusive (even as to TNK and Sorrento, except to the extent necessary or advisable for TNK or Sorrento to perform its or their obligations and exercise its or their rights under this Agreement, the Services Agreement, or the Supply Agreement, or for TNK or Sorrento to prosecute, maintain, or enforce any Intellectual Property Rights, or for TNK or Sorrento to seek or obtain any Regulatory Approvals). For clarity, TNK and Sorrento reserve the right, for themselves and their Affiliates, to make, have made, use, sell, offer for sale, import and otherwise research, develop, commercialize and exploit (a) CD38 CAR-T Licensed Products outside of the CD38 CAR-T Field, and (b) any other products or services that are not CD38 CAR-T Licensed Products that use or incorporate any CD38 CAR-T Constructs and/or associated CARs (collectively, “Reserved CD38 Products”) (the rights reserved by TNK and Sorrento under this Section 2.3 with respect to the Reserved CD38 Products shall be referred to hereinafter as the “Reserved CD38 Rights”). Sorrento and TNK each agree that all CARs originating from Sorrento and TNK shall be exclusive to Celularity in the General Field, and Sorrento and TNK agree not to enter into any license agreements with any third parties licensing any such CARs in the General Field unless mutually agreed by Celularity and TNK (in the case of a CAR developed by TNK) and Celularity and Sorrento (in the case of a CAR developed by Sorrento). For the avoidance of doubt, in the event that TNK exercises its right to terminate under Section 6.2(b) of this Agreement, the forgoing shall apply only to the General Field. For the further avoidance of doubt, nothing in this Agreement or otherwise shall prevent either Sorrento or TNK from entering into any agreement with any third party for any of the CARs it has developed for products outside of the General Field or the CD38 CAR-T Field and, in addition and not in lieu or limitation of the foregoing, the aforementioned exclusivity does not apply to any CARs that are in-licensed by Sorrento or TNK.
Section 2.4    Sublicenses. Celularity may sublicense the rights granted by TNK to Celularity under Section 2.2 above to third parties without TNK’s prior written consent. Before granting any such sublicense, Celularity shall enter into a definitive written agreement with any such sublicensee that contains provisions that obligate such sublicensee to Celularity to at least the same extent that Celularity is obligated to TNK and Sorrento under this Agreement, subject to confidentiality, the scope of such license as to territory, sublicensed products, and indications, and that contains protections in favor of TNK and Sorrento at least as protective as those set forth in this Agreement, including, without limitation, confidentiality provisions no less protective of the Licensed TNK Materials than the terms and conditions of this Agreement, indemnification from such sublicensee to TNK and Sorrento, and a disclaimer of warranties on behalf of TNK and Sorrento. Notwithstanding Celularity’s right to sublicense hereunder, Celularity shall remain responsible and liable for the acts and/or omissions of each sublicensee, and without limiting the forgoing, any act or omission of a sublicensee shall be deemed an act or omission of Celularity hereunder and, if applicable, a breach of this Agreement by Celularity. Within thirty (30) days following execution of each sublicense agreement, Celularity shall provide TNK with a copy of such sublicense and shall certify in such notice that the sublicense was granted in accordance with this Section 2.4.
Section 2.5    Covenant Not to Assert. Subject to the terms and conditions of this Agreement, TNK and Sorrento agree during the term of this Agreement not to assert in an action of infringement any Other Patents against Celularity or the sublicensees hereunder (collectively, the “Covered Entities”) for the (a) making, having made, using, selling, offering for sale, importing, exporting, and distributing General Licensed Products in the General Field in the Territory by the Covered Entities; and (b) making, having made, using, selling, offering for sale, importing, exporting, and distributing CD38 CAR-T Licensed Products in the CD38 CAR-T Field in the Territory by the Covered Entities, in all cases solely for the Covered Entities’ internal research purposes and solely in connection their research, development, commercialization, and exploitation of the Licensed Products.
Section 2.6    Reservation of Rights. All rights in and to the Licensed TNK Material, Licensed Intellectual Property Rights, TNK IP, Joint IP, and Other Patents that are not expressly granted to Celularity pursuant to this Agreement are retained by TNK and Sorrento, and no other rights or licenses in or to any TNK or Sorrento intellectual property is granted by TNK or Sorrento either directly or by implication, estoppel, or otherwise except as set forth in Section 2.2, and no covenants not to assert under or with respect to any TNK or Sorrento intellectual property are granted by TNK or Sorrent either directly or by implication, estoppel, or otherwise except as set forth in Section 2.5. Celularity shall not take any knowing or willful action to jeopardize, encumber, limit, or interfere in any manner with TNK’s or Sorrento’s ownership of the Licensed TNK Material, Licensed Intellectual Property Rights, TNK IP, Joint IP, or Other Patents.
     ARTICLE III

DEVELOPMENT AND COMMERCIALIZATION
Section 3.1    Development and Commercialization Responsibilities. Except as expressly set forth herein or otherwise agreed upon by the Parties in writing on a case-by-case basis, Celularity or its sublicensee(s) shall be solely responsible for all development, pre-clinical and clinical testing of the Licensed Products and preparation and filing of all Regulatory Materials and any other documents required in connection with seeking and obtaining Regulatory Approval of the Licensed Products, at Celularity’s or its sublicensee’s (as applicable) sole cost and expense. Notwithstanding the foregoing, TNK may provide Celularity with certain assistance in connection with such development and testing activities and obtaining Regulatory Approval, provided that any such services shall be subject to and governed by a separate definitive written services agreement to be executed by TNK and Celularity (“Services Agreement”). As between the Parties, Celularity shall own all Regulatory Materials submitted by Celularity to the Regulatory Authorities and all

Regulatory Approvals resulting from such submissions. Following receipt of Regulatory Approval for a Licensed Product, Celularity or its sublicensee(s) will be solely responsible for all sales, marketing and distribution decisions and costs and related commercialization activities related to such Licensed Product. Notwithstanding anything contained herein to the contrary, nothing herein shall prevent or otherwise restrict TNK or Sorrento, in connection with the Reserved CD38 Rights, from seeking and obtaining Regulatory Approval of Reserved CD38 Products, and as between Celularity, on the one hand, and TNK and Sorrento, on the other hand, TNK shall own all Regulatory Materials submitted by TNK or Sorrento to the Regulatory Authorities and all Regulatory Approvals resulting from such submissions.
Section 3.2    Supply of Licensed TNK Material and Licensed Products. Following the initial transfer of the Licensed TNK Material, Celularity may procure Licensed TNK Material and/or Licensed Product from TNK (or its designee) pursuant to a definitive written supply agreement to be executed by TNK and Celularity (“Supply Agreement”).
Section 3.3    Commercialization and Milestones. Celularity will use Commercially Reasonable Efforts to develop and commercialize the Licensed Products. All development and commercialization activities by Celularity (including all pre-clinical and clinical testing) will be conducted in accordance with all applicable laws and regulations, and in a timely and professional manner.
Section 3.4    Regulatory Data and Reference. Each Party grants to the other a right of reference, file, or incorporate by reference any of its Regulatory Approvals that are reasonably necessary for such other Party to exercise its rights under this Agreement. In addition, Celularity will provide TNK and Sorrento, on a timely basis, copies of all pre-clinical data, clinical data, and any other data generated by Celularity in the exercise of its license rights hereunder or otherwise included in the Regulatory Materials that Celularity submits for Regulatory Approval of the Licensed Products (collectively, “Generated Data”). TNK and Sorrento may use all Generated Data in any filing or correspondence that TNK or Sorrento makes with a Regulatory Authority.
Section 3.5    Records. Celularity shall maintain records of its development and commercialization activities under this Agreement (including all pre-clinical and clinical testing) in sufficient detail, in good scientific manner appropriate for patent application and regulatory purposes and in accordance with all applicable laws and otherwise in a manner that reflects all work done and results achieved in the performance of Celularity’s obligations hereunder. Celularity will retain such records for at least five (5) years after the expiration or termination of this Agreement or for such longer period as may be required by applicable law or agreed to in writing by the Parties. Celularity shall provide TNK and Sorrento, upon reasonable request, a copy of such records.
ARTICLE IV

PAYMENTS

Section 4.1    Payment Related CD38 CAR-T Licensed Products. Celularity shall pay to TNK fifty percent (50%) of the first two-hundred million dollars ($200 million) and twenty percent (20%) thereafter of any up-front and milestone payments that Celularity receives in aggregate in connection with any sublicense for CD38 CAR-T Licensed Products under this Agreement. All such payments due to TNK will be paid within sixty (60) days of receipt by Celularity of such up-front and milestone payments from any sublicensee. All payments due will be paid in U.S. dollars. All payments will be made by wire transfer to the account(s) designated in writing by TNK from time to time. For the avoidance of doubt, only up-front cash payments and cash milestone payments will be considered in calculating the above percentage payments and this Section 4.1 does not include consideration of any other form of payments Celularity receives under any such sublicense, including equity investments in Celularity and running royalties on net sales. For any transaction that is not bona fide and on an arms-length basis, the fair market value of any rights granted or benefits received will be included in the determination of the amounts owed to TNK hereunder.
Section 4.2    Records and Audit Rights. During the term of this Agreement and for a period of three (3) years thereafter (the “Audit Period”) Celularity will keep and maintain records relating to its sublicensing activities with respect to CD38 CAR-T Licensed Products under this Agreement in all cases in sufficient detail to allow TNK to confirm that payments due under Section 4.1 are accurate. Until all payments due TNK under Section 4.1 are received by TNK as confirmed by TNK, TNK will have the right, no more than once each calendar year during the Audit Period, upon ten (10) business days’ prior written notice to Celularity, to designate an independent and accredited third party accounting firm reasonably acceptable to Celularity (the “Auditor”) to inspect and audit the Celularity’s books and records for the sole purpose of verifying the Celularity’s compliance with its payment obligations under Section 4.1. The Auditor shall be subject to a nondisclosure agreement with Celularity that is reasonably satisfactory to Celularity, and shall be authorized to disclose confidential information of Celularity to communicate its findings from its audit only in the most limited fashion possible in order to preserve the confidentiality of such information, including vis-à-vis the TNK. Each audit engaged by TNK will be conducted at TNK’s expense; provided, however, if any unchallenged or reconciled audit reveals that Celularity has not paid TNK any amounts due and owing, then (a) Celularity shall promptly pay TNK such unpaid amounts and (b) if Celularity’s underpayment was more than five percent (5%), Celularity will reimburse TNK for all costs and expenses incurred by TNK in connection with its audit(s).
Section 4.3    Taxes. In the event that any of the payments Celularity owes TNK under Section 4.1 becomes subject to withholding taxes under the laws of any jurisdiction, Celularity may withhold from the payment the amount of such taxes due. Celularity will timely pay to the proper governmental authority the amount of any taxes withheld and will provide TNK with an official tax certificate or other evidence of tax obligation, together with proof of payment from the relevant governmental authority sufficient to enable TNK to claim as credit such payment of taxes. The Parties will cooperate in good faith to minimize each Party’s tax obligations.

ARTICLE V

INTELLECTUAL PROPERTY OWNERSHIP; PATENT PROSECUTION AND ENFORCEMENT
Section 5.1    Background IP. As between Celularity, on the one hand, and TNK and Sorrento, on the other hand, TNK will exclusively own and retain exclusive ownership of all right, title, and interest in and to all Know-How and Intellectual Property Rights (a) owned by TNK or Sorrento (or their Affiliates) prior to the Effective Date, (b) created, conceived, developed, invented, or otherwise acquired by TNK or Sorrento (or their Affiliates) during the term of this Agreement but that is developed outside of the collaboration outlined in this Agreement, and (c) all updates, enhancements, modifications, derivatives, new versions, revisions, and improvements to any of the items outlined in (a) and (b) of this Section 5.1 (collectively, the “Background IP”). To the extent Celularity has or obtains ownership of any Background IP, Celularity hereby irrevocably and unconditionally assigns all right, title, and interest in and to such Background IP, and all Intellectual Property Rights therein, to TNK.
Section 5.2    New Inventions and License-Back. As between Celularity, on the one hand, and TNK and Sorrento, on the other hand, except as otherwise expressly set forth in the Services Agreement, title to all New Inventions (other than any Background IP) invented (a) solely by Celularity shall be owned by Celularity (“Celularity IP”), (b) solely by TNK or Sorrento (or jointly by TNK and Sorrento but without Celularity) shall be owned by TNK (“TNK IP”) and (c) jointly by Celularity, on the one hand, and TNK and/or Sorrento, on the other hand, shall be jointly owned by Celularity and TNK (“Joint IP”), and, unless provided otherwise in this Agreement, Celularity and TNK shall be entitled to use, license, exploit, and otherwise exercise all rights with respect to the Joint IP without the duty of accounting or seeking consent from the other Party. Inventorship shall be determined by applying the patent laws of the United States, including, in the case of Joint IP invented outside of the United States, as if such Joint IP was invented in the United States. Notwithstanding the foregoing, TNK’s rights in and to the Background IP, TNK IP, and Joint IP shall, to the extent applicable, be included in the license rights granted to Celularity under Section 2.2 or the covenant not to assert in Section 2.5. Celularity hereby grants to TNK and Sorrento, during the term of this Agreement and thereafter (except if this Agreement is terminated for TNK’s uncured breach or if TNK files for Bankruptcy), a non-exclusive, sub-licensable, non-transferable (except to an Affiliate or permitted assignee), fully paid-up, royalty free, worldwide license, under Celularity’s rights in and to the Celularity IP, (a) to fulfil its and their obligations under this Agreement and to perform activities for the benefit of Celularity under the Services Agreement and the Supply Agreement and (b) with respect to Celularity IP constituting New CD38 Inventions, to exercise without restriction the Reserved CD38 Rights. Celularity will keep TNK regularly informed of the development of Celularity IP and will provide to TNK and Sorrento all Know-How and Generated Data reasonably necessary or useful for TNK and Sorrento to fulfil its and their obligations under this Agreement, the Services Agreement, and the Supply Agreement, and to exercise the Reserved CD38 Rights.

Section 5.3    Prosecution. As between Celularity, on the one hand, and TNK and Sorrento, on the other hand, TNK shall have the initial right (but not the obligation), to control the filing, prosecution and maintenance, at its expense, and using patent counsel of its choice, any patents and patent applications arising out of or relating to this Agreement (including, without limitation, any patents and patent applications for (a) any TNK IP or Background IP of TNK, (b) any Joint IP, and (c) any patents or patent applications covering the Licensed Products). TNK shall provide Celularity an opportunity to review and comment on the nature and text of any new or pending patent applications for Patent Rights covering Licensed Products and consider in good faith any comments from Celularity regarding steps that might be taken to strengthen patent protection with respect to any such Patent Rights and shall conduct discussions with Celularity on a reasonable basis regarding the patent prosecution strategy for such Patent Rights. If TNK elects not to file, prosecute, or maintain any of the Patent Rights in (a)-(c) of this Section 5.3, and provided that Celularity is not and has not been in breach of this Agreement, and subject to TNK’s reasonable review, oversight, and approval, Celularity may file, prosecute, and maintain, at its expense, and using patent counsel of its choice that is reasonably acceptable to TNK, (i) patents solely covering Joint IP in the Field in the Territory, and (ii) patents covering the Licensed Products in the Field in the Territory (collectively “Celularity Prosecuted Patents”). For clarity, Celularity may not file, prosecute or maintain any patents arising out of this Agreement outside the Territory, containing claims covering inventions outside the Field, or that cover any TNK IP or any Background IP of TNK. Subject to the forgoing, as between Celularity, on the one hand, and TNK and Sorrento, on the other hand, TNK shall have the right to make final decisions pertaining to the prosecution and maintenance of the Celularity Prosecuted Patents, provided, however, that such final decisions do not reasonably undermine Celularity’s rights under this Agreement or otherwise unreasonably weaken the Licensed Patents as to Licensed Products and Licensed TNK Material in the Field, and Celularity shall cooperate fully with TNK and provide TNK with such information and execute such documents as TNK reasonably requests to facilitate the foregoing. Before filing with a patent office a material document related to the prosecution of the Celularity Prosecuted Patents, Celularity will provide TNK with a copy of the document for TNK’s comments, and will make reasonable efforts to accept and implement comments that TNK provides, provided, however, that Celularity will be under no obligation to make and implement any changes that, in Celularity’s reasonable opinion upon the advice of counsel, undermine Celularity’s rights under this Agreement or otherwise weaken the Licensed Patents as to Licensed Products and Licensed TNK Material in the Field. Celularity will provide TNK with copies of all material documents that Celularity receives in connection with the prosecution of the Celularity Prosecuted Patents. In the event Celularity decides to abandon any non-provisional patent application within the Celularity Prosecuted Patents or declines to file such a patent application (including, for example, a new continuation or divisional of such patent application) in any jurisdiction (collectively “Celularity Abandoned Patents”), subject to the rights of any sublicensee under this Agreement to take over prosecution of any Celularity Abandoned Patents, Celularity will, within a reasonable period of time, notify TNK thereof (and in any event no later than thirty (30) days prior to any non-extendible payment or filing deadline), and Celularity shall then have no right to participate in the filing, prosecution, or maintenance of such Celularity

Abandoned Patent, and Celularity agrees to cooperate fully with TNK and to provide TNK with such information and execute such documents as TNK reasonably requests to facilitate TNK’s prosecution and maintenance of such Celularity Abandoned Patent.
Section 5.4    Patent Enforcement. Celularity shall have the right (but not the obligation) at its expense to enforce each Celularity Prosecuted Patent (excluding any Celularity Abandoned Patents for which TNK has assumed prosecution) and to settle any claims in connection with such enforcement or defense (a “Celularity Enforcement Action”). Such Celularity Enforcement Action shall be entirely under Celularity’s direction and control; Celularity shall have sole responsibility for determining the strategy of the Celularity Enforcement Action and filing all papers in connection therewith. Celularity shall keep TNK reasonably informed of the progress of any such Celularity Enforcement Action, and TNK shall have the right to participate in the Celularity Enforcement Action with counsel of its own choice at its own expense. In any event, TNK shall reasonably cooperate with Celularity in such Celularity Enforcement Action and shall provide Celularity with such information as Celularity reasonably requests to facilitate Celularity’s enforcement or defense of the Celularity Enforcement Action. Any recovery received as a result of any Celularity Enforcement Action shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such Celularity Enforcement Action (and not previously reimbursed). If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If, after such reimbursement, any funds remain from such recovery, then […***…] percent ([…***…]%) of such remainder amount shall be retained by Celularity and […***…] percent ([…***…]%) of such remainder amount will be promptly paid to TNK.
ARTICLE VI

TERM AND TERMINATION
Section 6.1    Term. This Agreement shall become effective as of the Effective Date, and shall continue in force and effect until terminated pursuant to Section 6.2 below or the mutual written agreement of the Parties.
Section 6.2    Termination.
(a)    Termination for Material Breach. If Celularity or TNK commits a material breach of this Agreement, the other Party may provide to the alleged breaching Party a written notice specifying the nature of the breach, requiring the alleged breaching Party to make good or otherwise cure such breach, and stating its intention to terminate this Agreement if such breach is not cured. If such breach is not cured within ninety (90) days after the receipt of such notice, then subject to Section 6.2(a)(i), the Party not in default shall be entitled, without prejudice to any of its other rights conferred under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by written notice to the breaching Party; provided, however, if the cause of the material breach is non-payment of the amounts due under this Agreement, then the cure period for such non-payment shall be fifteen (15) days from the date of notice of material breach by the non-breaching Party.
(i)    If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 6.2(a), and such alleged breaching Party provides the other Party notice of such dispute within fifteen (15) days of the date of the notice provided by the other Party in accordance with Section 6.2(a) and, with respect to payment, such alleged breaching Party pays any portion of such payment not in dispute, then the non-breaching Party will not have the right to terminate this Agreement under Section 6.2(a) unless and until (i) the arbitrators, in accordance with Section 6.2(a)(ii), have determined that the alleged breaching Party has materially breached this Agreement (an “Arbitral Decision”), and (ii) the alleged breaching Party has failed to cure such breach within ninety (90) days following such Arbitral Decision (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within fifteen (15) days following such an Arbitral Decision). The Arbitral Decision will include a description of what is required to cure such breach. If the arbitrators determine that a Party should be regarded as the prevailing Party, then such prevailing Party in such arbitration shall be reimbursed by the other Party for all of such prevailing Party’s expenses related to such arbitration proceeding.  It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect.

* Confidential Treatment Requested

(ii)    The Arbitral Decision shall be reached, and the arbitration proceeding shall be conducted, in accordance with the simplified process procedures of the
American Arbitration Association. The number of arbitrators shall be three, one of whom shall be appointed by each of the parties and the third of whom shall be selected by mutual agreement of the co-arbitrators with the input of the parties, within 30 days of the selection of the second arbitrator and thereafter by the American Arbitration Association. The seat of the arbitration will be New York, New York. The arbitration award rendered by the arbitrators shall be final and binding on the parties. Judgment on the award may be entered in any court having jurisdiction thereof.
(iii)    If the breach in dispute relates to any rights that have been sublicensed by Celularity and such breach is subject to any such sublicense agreement, the dispute resolution provisions of such sublicense agreement shall govern as to any conduct of such sublicensee and termination under this Section 6.2 for such breach shall be stayed pending resolution of any such dispute resolution provisions of such sublicense.
(iv)    As to termination by TNK, the Parties agree that termination pursuant to Section 6.2(a) is a remedy to be invoked only if the breach cannot be adequately remedied through a combination of specific performance and the payment of money damages.
(b)    Termination by TNK for CD38 CAR-T Licensed Products in Adult Cells. TNK shall have the right to terminate this Agreement, in whole or in part (including on a country by country basis), with respect to the CD38 CAR-T Licensed Products containing adult cells or for use in adult cells for the treatment of multiple myeloma, immediately upon notice to Celularity if Celularity fails to execute a bona fide, strategic development and commercialization agreement on an arm’s length basis with an un-affiliated third party, for the CD38 CAR-T Licensed Products that includes use in adult cells by April 15, 2018. For the avoidance of doubt, immediately following termination by TNK under this Section 6.2(b), (i) the CD38 CAR-T Field shall exclude any use of or in adult cells (whether for the treatment of multiple myeloma or any other disease), (ii) the CD38 CAR-T Licensed Product shall exclude any adult cells, (iii) the CD38 Reserved Products shall include CD38 CAR-T Constructs in combination with adult cells, and (iv) the CD38 Reserved Rights shall include any and all use of the CD38 Reserved Products in adult cells for the treatment of multiple myeloma or any other disease.
(c)    Termination for Convenience by Celularity. Following the one year anniversary of the Effective Date, Celularity may terminate this Agreement upon six (6) months’ written notice to TNK for no reason or for any reason.
All remedies set forth herein shall be cumulative and in addition to any other remedies such Party may have at law or in equity.
Section 6.3    Effects of Termination.
(a)    In General. Termination of this Agreement (i) by TNK for Celularity’s material breach of this Agreement under Section 6.2(a) or for convenience by Celularity under

Section 6.2(c) will result in termination of Celularity’s license rights under Section 2.2, the license rights of all sublicensees, and the covenant not to assert under Section 2.5; provided Celularity and its sublicensees may, for a period not to exceed one hundred and eighty (180) days, sell inventories of Licensed Products existing on the date of termination, and (ii) by Celularity for TNK’s material breach of this Agreement under Section 6.2(a) will result in the licenses in Section 2.2 and the covenant not to assert under Section 2.5 becoming irrevocable, provided and only for so long as Celularity timely fulfills all of its payment obligations under Section 4.1 of this Agreement. Termination will not affect any Party’s rights in its Background Know-How or related Intellectual Property Rights. Upon termination of this Agreement by TNK for Celularity’s material breach of this Agreement under Section 6.2(a) or for convenience by Celularity under Section 6.2(c), Celularity shall take all necessary steps to transfer to TNK its rights to all Regulatory Approvals and Generated Data for the Licensed Products. Effective as of the date of termination of this Agreement by TNK for Celularity’s material breach of this Agreement under Section 6.2(a) or the date of termination of this Agreement for convenience by Celularity under Section 6.2(c), Celularity hereby assigns to TNK ownership of its rights to all such Regulatory Approvals and Generated Data. If and to the extent any such Regulatory Approvals or Generated Data cannot be so assigned then, effective as of the date of termination of this Agreement, Celularity hereby grants to TNK under Celularity’s rights to Regulatory Approvals and Generated Data an unconditional, fully paid, irrevocable, perpetual, worldwide, royalty-free, exclusive, sublicensable (through multiple tiers) right and license to use, license, sell, commercialize, create derivative works of, modify, rely upon, submit, reference, reproduce, display, and otherwise exploit without restriction such Regulatory Approvals and Generated Data.
(b)    CD38 CAR-T Licensed Products. If this Agreement is terminated with respect to the CD38 CAR-T Licensed Products pursuant to Section 6.2(b) then Celularity shall take all necessary steps to transfer to TNK any or all contracts, Intellectual Property Rights, Regulatory Materials, Regulatory Approvals, research programs, clinical trials, studies, Generated Data, and other rights, materials, and programs of any kind or nature under Celularity’s Control relating to the CD38 CAR-T Licensed Products solely for, and solely to the extent they relate to, use in adult cells requested by TNK (collectively, the “Transferred CD38 CAR-T Product Materials”) and, effective as of the date of such partial termination, Celularity hereby assigns to TNK ownership of all Celularity’s right, title, and interest in and to the Transferred CD38 CAR-T Product Materials. If and to the extent any such Transferred CD38 CAR-T Product Materials cannot be so assigned Celularity hereby grants to TNK under Celularity’s rights to the Transferred CD38 CAR-T Product Materials an unconditional, fully paid, irrevocable, perpetual, worldwide, royalty-free, exclusive, sublicensable (through multiple tiers) right and license to use, license, sell, commercialize, create derivative works of, modify, rely upon, submit, reference, reproduce, display, and otherwise exploit without restriction such Transferred CD38 CAR-T Product Materials.
ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 7.1    By All Parties. Each Party represents, warrants and covenants to the others that:
(a)    it is duly organized and validly existing under the laws of its state of formation and has full authority to enter into this Agreement;
(b)    the execution and performance of this Agreement does not conflict with any other agreement, oral or written, to which it is a Party; and
(c)    it will perform its obligations under this Agreement in compliance with all applicable laws and regulations.
Section 7.2    By TNK and Sorrento. TNK and Sorrento separately, and only as applicable, further represent, warrant and covenant to Celularity that, as of the Effective Date:
(a)    The Licensed Intellectual Property Rights are Controlled by TNK or Sorrento.
(b)    TNK and Sorrento (i) have the full right and authority to grant the rights and licenses under this Agreement and (ii) to the Knowledge of TNK and Sorrento, have the right and authority to use all Licensed TNK Material and all Licensed Know-How.
(c)    To Knowledge of TNK and Sorrento, the Licensed Patents and the Other Patents collectively represent all patents and patent applications that TNK and Sorrento Control as of the Effective Date which would be infringed by the making, having made, using, selling, or importing of Licensed Products in the Field in the Territory.
(d)    No claim or litigation has been brought or asserted against TNK or Sorrento with respect any Listed Patent (and to the Knowledge of TNK, no such claims have been threatened in writing) by any Person (i) alleging the invalidity, misuse, unregisterability, unenforceability or non-infringement of any of the Listed Patents, or (ii) challenging TNK’s or Sorrento’s Control of the Listed Patents or with respect to the Listed Patents, making any adverse claim of ownership or inventorship thereof.
(e)    TNK or Sorrento has not been a party to any agreement with the United States federal government or an agency thereof pursuant to which the United States federal government or such agency provided funding for the development of the Licensed TNK Material, and the inventions claimed or covered by the Listed Patents (i) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e), and (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

(f)    There is no action or other proceeding filed against TNK or Sorrento, nor, to the Knowledge of TNK or Sorrento, threatened in writing against TNK or Sorrento alleging that the research, development, manufacture or commercialization of any Licensed TNK Material or use of Licensed Know-How as contemplated under this Agreement, violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with or would violate, infringe, constitute a misappropriation or otherwise conflict or interfere with, any intellectual property or proprietary right of any third party.
(g)    To the Knowledge of TNK or Sorrento, neither TNK nor Sorrento nor any of their respective officers, employees or agents has (i) committed an act, (ii) made a statement or (iii) failed to act or make a statement that, in any case ((i), (ii) (iii)), that (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the development, manufacture or commercialization of the Licensed TNK Material, or (y) would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory, with respect the development, manufacture or commercialization of the Licensed TNK Material.
Section 7.3    General Disclaimer. NEITHER PARTY MAKES ANY REPRESENTATIONS, EXTENDS ANY WARRANTIES OF ANY KIND, ASSUMES ANY RESPONSIBILITY OR OBLIGATIONS WHATSOEVER, OR CONFERS ANY RIGHT BY IMPLICATION, ESTOPPEL, OR OTHERWISE, OTHER THAN AS EXPRESSLY SET FORTH HEREIN. WITHOUT LIMITING THE FORGOING (A) EACH PARTY EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT, OR ANY OTHER WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN AS EXPRESSLY SET FORTH HEREIN, AND (B) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, TNK AND SORRENTO MAKE NO, AND HEREBY DISCLAIM, ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE OTHER PATENTS, THE LICENSED TNK MATERIALS, AND THE LICENSED KNOW-HOW, WHICH ARE PROVIDED “AS IS” AND “WITH ALL FAULTS”, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF ACCURACY, SUFFICIENCY, PERFORMANCE, COMPLETENESS, MERCHANTABILITY, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS WITH RESPECT TO THE LICENSED TNK MATERIALS AND LICENSED KNOW-HOW.
ARTICLE VIII

INDEMNITY
Section 8.1    Celularity will defend, indemnify and hold TNK, Sorrento, and their Affiliates, and their respective officers, directors, employees, and agents, harmless from and against any and all third party claims, losses, liabilities, damages, costs, and expenses (including attorneys’ fees, expert witness fees, and court costs) directly or indirectly arising from or relating to: (a) Celularity’s or any sublicensee’s development, use, manufacturing, sale, distribution or other commercialization of any Licensed Product, or any activities of Celularity or a sublicensee concerning a Licensed Product, the Licensed Intellectual Property Rights, the Other Patents, or otherwise in connection with this Agreement; (b) any breach by Celularity of its representations, warranties or covenants made in this Agreement; and (c) the gross negligence or willful misconduct of Celularity and its respective directors, officers, employees and agents in connection with this Agreement. TNK will use reasonable efforts to notify Celularity promptly of any claim for which TNK believes it is entitled to indemnification under this Section 8.1 and which TNK desires Celularity to defend. However, TNK’s failure to provide such notice or delay in providing such notice will relieve Celularity of its obligations under this Section 8.1 only if and to the extent that such delay or failure materially prejudices Celularity’s ability to defend such claim. TNK will cooperate with Celularity, at Celularity’s reasonable request and at Celularity’s expense, in the defense of such claim. TNK will have the right to participate in the defense of such claim with its own counsel at its own expense. No settlement of a claim will be binding on TNK or Sorrento without TNK’s or Sorrento’s (as applicable) prior written consent, not to be unreasonably withheld.
Section 8.2    TNK will defend, indemnify and hold Celularity and its Affiliates, and their respective officers, directors, employees, and agents, harmless from and against any and all claims brought by a third party resulting from: (a) the gross negligence or willful misconduct of TNK and its respective directors, officers, employees and agents in connection with this Agreement; (b) any breach by TNK or Sorrento of their representations, warranties or covenants made in this Agreement; and (c) the research, development, manufacture, use, importation, storage, handling, promotion, sale, marketing, or commercialization of Licensed TNK Materials by TNK (i) occurring at any time prior to the Effective Date and arising from the negligence or willful misconduct of TNK or its respective officers, directors, employees or agents, or (ii) occurring after the Effective Date in connection with the activities of TNK that are contemplated by this Agreement; provided, however, that TNK’s obligations pursuant to this Section 8.2 shall not apply to the extent that such claims and any resulting losses are subject to Celularity’s obligations under Section 8.1 hereof or result from (A) any breach of this Agreement by Celularity or (B) the negligence or willful misconduct of Celularity in connection with this Agreement or the activities contemplated herein. Celularity will use reasonable efforts to notify TNK promptly of any claim for which Celularity believes it is entitled to indemnification under this Section and which Celularity desires TNK to defend. However, Celularity’s failure to provide such notice or delay in providing such notice will relieve TNK of its obligations under this Section only if and to the extent that such delay or failure materially prejudices TNK’s ability to defend such claim. Celularity will cooperate with TNK, at TNK’s reasonable request and at TNK’s expense, in the defense of such claim. Celularity will have the right to participate in the defense of such claim with its own counsel at its own expense. No settlement of a claim in furtherance of this Section 8.2 will be binding on Celularity without Celularity’s prior written consent, not to be unreasonably withheld.

ARTICLE IX

MISCELLANEOUS
Section 9.1    Bankruptcy. All rights granted under this Agreement (including the license rights under Section 2.2) will be considered for purposes of section 365(n) of 11 U.S.C. (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under section 101(56) of the Bankruptcy Code. The Parties agree that each Party will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event that a Party seeks or is involuntarily placed under the protection of the Bankruptcy Code, and the trustee in bankruptcy rejects this Agreement, the other Party may elect, pursuant to section 365(n), to retain all rights granted to it with respect to the license rights granted hereunder to the extent permitted by law. Upon the written request of a Party to the other Party or the applicable bankruptcy trustee, the other Party or the applicable bankruptcy trustee will not interfere with the rights of the requesting Party as provided in this Agreement.
Section 9.2    Consent to Amendments; Waiver. This Agreement may be amended or modified, in each case upon the approval, in writing, executed by Celularity, TNK, and Sorrento. Each of Celularity, TNK, and Sorrento, as applicable, may: (a) extend the time for the performance of any of the obligations or other acts of the others; (b) waive any inaccuracies in the representations and warranties of the others contained herein or in any document delivered by the other pursuant hereto; or (c) waive compliance with any of the agreements of the other or conditions to such others’ obligations contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby.
Section 9.3    Entire Agreement. This Agreement, including the exhibits attached hereto, and the other agreements referred to herein constitute the entire agreement among the Parties with respect to the matters covered hereby and supersede all previous written, oral or implied understandings among them with respect to such matters.
Section 9.4    Successors and Assigns. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.
Section 9.5    Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH PARTY

HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE CONTEMPLATED TRANSACTIONS AND AGREES THAT PROCESS SHALL BE SERVED UPON SUCH PARTY IN THE MANNER SET FORTH IN SECTION 9.6, AND THAT SERVICE IN SUCH MANNER SHALL CONSTITUTE VALID AND SUFFICIENT SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE CONTEMPLATED TRANSACTIONS.
Section 9.6    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering Party receives confirmation, if delivered by facsimile or electronic transmission, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.6):
If to TNK, to:
TNK Therapeutics, Inc.
4955 Directors Place
San Diego, CA 92121
Facsimile:(858) 210-3759
Attention: Henry Ji, Ph.D.
Chief Executive Officer
with copies, which shall not constitute notice to TNK, to:
TNK Therapeutics, Inc.
4955 Directors Place
Facsimile: (858) 210-3759
Attention: Legal Department
and

Paul Hastings LLP
4747 Executive Drive, 12th Floor
San Diego, CA 92121
Facsimile: (858) 458-3122
Attention: Jeffrey Hartlin, Esq.

If to Sorrento, to:
Sorrento Therapeutics, Inc.
4955 Directors Place
San Diego, CA 92121
Facsimile:(858) 210-3759
Attention: Henry Ji, Ph.D.
President & CEO
with copies, which shall not constitute notice to Sorrento, to:
Paul Hastings LLP
4747 Executive Drive, 12th Floor
San Diego, CA 92121
Facsimile: (858) 458-3122
Attention: Jeffrey Hartlin, Esq.

If to Celularity, to:
Celularity, Inc.7 Powderhorn Drive
Warren, New Jersey 07059
Attention: Dr. Robert Hariri, Chief Executive Officer
Telephone No.: (732) 564-3503
Email Address: robert.hariri@celularity.com

with a copy, which shall not constitute notice to Celularity, to:
Jones Day
12265 El Camino Real, Suite 200
San Diego, California 92130
Facsimile: (858) 314-1150
Attention: John E. Wehrli, Esq.; Kenneth D. Polin, Esq.

Section 9.7    Exhibits. The exhibits to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. The disclosure of any item or matter in any exhibit hereto shall not be taken as an indication of the materiality thereof or the level of materiality that is applicable to any representation or warranty set forth herein. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, law or governmental order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
Section 9.8    Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one agreement. For purposes of this Agreement, signatures delivered by facsimile or by email in the portable document format (PDF) or any other electronic format shall be accepted and binding as original signatures.
Section 9.9    Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.
Section 9.10    No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, no Person which is not a Party shall have any right or obligation pursuant to this Agreement.
Section 9.11    No Strict Construction. Each of the Parties acknowledges that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TNK THERAPEUTICS, INC.

By:	/s/ Henry Ji, Ph.D. Name: Henry Ji, Ph.D. Title: Chief Executive Officer
SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji, Ph.D. Name: Henry Ji, Ph.D. Title: President & CEO
CELULARITY, INC.

By:	/s/ Robert Hariri, MD, Ph.D. Name: Robert Hariri, MD, PhD. Title: Chief Executive Officer

EXHIBIT A

LICENSED TNK MATERIAL

One CAR construct per target for placenta derived cells and cord blood derived cells, as follows:

CAR Construct No.	Target
1.	[…***…]
2.	[…***…]
3.	[…***…]
4.	[…***…]
5.	[…***…]
6.	[…***…]
7.	[…***…]
8.	[…***…]
9.	[…***…]
10.	[…***…]
11.	[…***…]
12.	[…***…]
13.	[…***…]
14.	[…***…]
15.	[…***…]
16.	[…***…]
17.	[…***…]
18.	[…***…]
19.	[…***…]
20.	[…***…]
21.	[…***…]
22.	[…***…]
23.	[…***…]
24.	[…***…]
25.	[…***…]
26.	[…***…]
27.	[…***…]
28.	[…***…]
29.	[…***…]
30.	[…***…]
31.	[…***…]
32.	[…***…]

* Confidential Treatment Requested

33.	[…***…]
34.	[…***…]
35.	[…***…]
36.	[…***…]
37.	[…***…]
38.	[…***…]
39.	[…***…]
40.	[…***…]
41.	[…***…]
42.	[…***…]
43.	[…***…]
44.	[…***…]
45.	[…***…]
46.	[…***…]
47.	[…***…]
48.	[…***…]
49.	[…***…]
50.	[…***…]
51.	[…***…]
52.	[…***…]
53.	[…***…]

* Confidential Treatment Requested

EXHIBIT B

LICENSED KNOW-HOW

Preparation of CAR constructs
Preparation of […***…] for CAR constructs

* Confidential Treatment Requested

EXHIBIT C

LISTED PATENTS

[…***…]

* Confidential Treatment Requested

EXHIBIT D

CD38 CAR-T CONSTRUCTS

CD 38 CAR-T: T-007